                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 Walgreen Co.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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


                         [WALGREENS DRUG STORES LOGO]

                                200 WILMOT ROAD
                           DEERFIELD, ILLINOIS 60015

                                                              November 20, 1995

Dear Walgreens Shareholder:

  You are cordially invited to our Annual Shareholders' Meeting on Wednesday, January 10, 1996, at 2:00 p.m., Central Standard Time. The meeting will again be held in the Arthur Rubloff Auditorium of the Art Institute of Chicago, Michigan Avenue and Adams Street. Please use the Columbus Drive entrance, located at the rear of the building.

  We look forward to sharing news of our 21st consecutive record year and plans for both aggressive store expansion and the rollout of Intercom Plus, which we expect to be the most advanced pharmacy system in the industry.

  We hope to see you January 10. Whether or not you plan to attend, it is important that you sign the enclosed proxy and return it to us as soon as possible so your shares will be represented. Meanwhile, our best wishes for a pleasant holiday season.

Sincerely,

[SIGNATURE C. R. WALGREEN III LOGO]         [SIGNATURE L. DANIEL JORNDT LOGO]
C. R. WALGREEN III                          L. DANIEL JORNDT
Chairman                                    President

                              [WALGREEN CO. LOGO]

                                200 WILMOT ROAD
                           DEERFIELD, ILLINOIS 60015

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                     TO BE HELD WEDNESDAY, JANUARY 10, 1996

To the Shareholders of Walgreen Co.:

  The Annual Meeting of Shareholders of WALGREEN CO., an Illinois corporation, will be held at the Arthur Rubloff Auditorium of the Art Institute of Chicago, Michigan Avenue and Adams Street, Chicago, Illinois, on Wednesday, January 10, 1996, at 2:00 P.M. Central Standard Time. The Annual Meeting is for the following purposes:

  (1) To elect nine directors to hold office until the next Annual Meeting of Shareholders or until their successors are elected and qualified;

  (2) To ratify the appointment of Arthur Andersen LLP as auditors; and

  (3) To transact such other business as may properly come before the meeting, or any adjournment thereof.

  Only shareholders of record at the close of business on November 13, 1995, are entitled to vote at the meeting.

  Shareholders are cordially invited to attend the Annual Meeting. Please sign, date and return the enclosed proxy in the envelope provided whether or not you plan to attend the Annual Meeting in person. The proxy may be revoked at any time before it is voted. If you are present at the meeting, you may vote your shares in person and the proxy will not be used.

  For further information concerning individuals nominated as directors, the appointment of Arthur Andersen LLP as auditors and the use of the proxy, you are respectfully urged to read the proxy statement on the following pages.

  The Company's Annual Report to shareholders for 1995 is enclosed with this proxy statement.

                                     By order of the Board of Directors.
                                     [SIGNATURE JULIAN A. OETTINGER LOGO]
                                             Julian A. Oettinger
                                                  Secretary

November 20, 1995

                              [WALGREEN CO. LOGO]

                                200 WILMOT ROAD
                           DEERFIELD, ILLINOIS 60015

                                                              November 20, 1995

                                PROXY STATEMENT

  This proxy statement is being sent on November 20, 1995, in connection with the solicitation of proxies to be voted at the Annual Meeting of Shareholders of Walgreen Co. to be held on January 10, 1996, and further to inform the shareholders concerning the use of the proxy and the business to be transacted at the meeting.

  The enclosed proxy is solicited by the Board of Directors of the Company. The proxy may be revoked at any time before it is voted, provided that written notice thereof has been given to the Secretary of the Company. The items enumerated herein constitute the only business which the Board of Directors intends to present or is informed that others will present at the meeting. The proxy does, however, confer discretionary authority upon the persons named therein, or their substitutes, with respect to any other business which may properly come before the meeting. Shareholders are entitled to one vote for each share. Only shareholders of record at the close of business on November 13, 1995, are entitled to notice of, and to vote at, the meeting.

  The expenses in connection with the solicitation of proxies will be borne by the Company. Solicitation will be made by mail, but may in some cases also be made by telephone or personal call by officers, directors or regular employees of the Company who will not be specially compensated for such solicitation. The Company may request brokerage houses and other nominees or fiduciaries to forward copies of the Company's proxy material and Annual Report to beneficial owners of stock held in their names, and the Company may reimburse them for reasonable out-of-pocket expenses incurred in so doing. The Company may also elect to retain professional solicitors to assist in the solicitation of proxies. Any professional solicitors will be paid by the Company.

                             ELECTION OF DIRECTORS

  There are nine nominees for election to the Board of Directors. All incumbent directors have been nominated for re-election.

  In the election of the Board of Directors, shareholders have the right to vote the number of shares owned by them for each of the nine nominees, or they may cumulate their votes and give nine votes to one nominee for each share owned, or they may distribute their votes on the same principal among as many nominees as they choose. Directors are elected by the votes of a majority of the shares represented in person or by proxy at the meeting. As of the close of business on November 13, 1995, the Company had outstanding 246,141,072 shares of Common Stock.

  Proxy votes will be cast for the election of the nominees named below to hold office for one year or until their successors are elected and qualified, but should any of such individuals unexpectedly become unavailable for election, the proxies reserve the right to nominate and vote for such other person as they shall designate.

  The following tabulation sets forth the names, ages, principal occupations and other information respecting the director nominees:

            NAMES AND AGES OF DIRECTOR NOMINEES,              PERIOD OF SERVICE
                THEIR PRINCIPAL OCCUPATIONS                   AS DIRECTOR BEGAN
                   AND OTHER INFORMATION                             IN
            ------------------------------------              -----------------
Charles R. Walgreen III, 60--Chairman of the Board and Chief        1963
 Executive Officer.
Theodore Dimitriou, 69--Chairman of the Board of Wallace            1986
 Computer Services, Inc. Mr. Dimitriou was previously also
 Chief Executive Officer and President of Wallace Computer
 Services, Inc.
Mr. Dimitriou is also a director of Wallace Computer
 Services, Inc. and General Binding Corp.
James J. Howard, 60--Chairman of the Board, Chief Executive         1986
 Officer and President of Northern States Power Company.
Mr. Howard is also a Director of Northern States Power
 Company, Honeywell Inc., Ecolab, Inc. and ReliaStar
 Financial Corp. (formerly NWNL Companies, Inc.)
Charles D. Hunter, 65--Retired Vice Chairman and Chief              1974
 Financial Officer.
L. Daniel Jorndt, 54--President and Chief Operating Officer.        1990
Cordell Reed, 57--Senior Vice President of Commonwealth             1994
 Edison Co.
Mr. Reed is also a director of LaSalle National Corporation,
 LaSalle National Bank, LaSalle National Trust Company,
 LaSalle Talman Bank and LaSalle Cragin Bank.
John B. Schwemm, 61--Former Chairman and Chief Executive            1985
 Officer of
 R.R. Donnelley & Sons Company.
Mr. Schwemm is also a director of USG Corporation and
 William Blair Mutual Funds, Inc.
William H. Springer, 66--Former Vice Chairman of Ameritech          1988
 Corporation (1991 to 1992). Prior to 1991, Mr. Springer was
 Vice Chairman and Chief Financial and Administrative
 Officer of Ameritech (1987-1991).
Mr. Springer is also a director of The Benchmark Funds,
 Goldman Sachs Investment Funds and Baker, Fentress and
 Company.
Marilou M. von Ferstel, 57--Executive Vice President and            1987
 General Manager of Ogilvy Adams & Rinehart (formerly Ogilvy
 & Mather, Inc.).
Ms. von Ferstel is also a director of Illinois Power
 Company.

       INFORMATION CONCERNING THE BOARD OF DIRECTORS AND ITS COMMITTEES

  The Board of Directors met four times and there were 17 meetings of Board Committees during the 1995 fiscal year. All directors attended more than 75% of the aggregate of the meetings of the Board of Directors and the meetings of the Board Committees on which he or she served.

COMPENSATION OF DIRECTORS

  Full-time employees of the Company who serve as Directors receive only reimbursement of expenses incurred in attending meetings. Directors who are not employees currently receive a quarterly retainer of $6,375 for Board service, a fee of $1,200 for each Board of Directors and Board Committee meeting attended, and reimbursement for expenses incurred in connection with such meetings.

  Mr. Hunter did not receive Director's fees; however, he received $24,444 in consulting fees from the Company during fiscal 1995 pursuant to a Consulting Agreement entered into prior to his retirement as an officer of the Company. The Consulting Agreement will provide Mr. Hunter with one year's base salary over a three-year term for consulting services and continues until June 7, 1998.

  Messrs. Dimitriou, Howard, Schwemm, Springer and Ms. von Ferstel participate in unfunded deferred compensation plans that permitted Directors to defer a portion of his or her retainer fees. During fiscal 1995, payments were made under such plans as follows: Mr. Dimitriou, $31,878; Mr. Howard, $57,107; Mr. Schwemm, $57,107; Mr. Springer, $19,894; and Ms. von Ferstel, $43,305.

  The Company has a retirement plan for non-employee Directors who retire from the Board with five or more years of service as a Director. The annual benefits payable to a Director for the shorter of (i) the number of years the Director served as a non-employee member of the Board, or (ii) ten years, are equal to the sum of 80% of the annual Board retainer in effect on the date of retirement, plus 4% of the Director's final annual retainer for each year of service as a non-employee Director in excess of ten years. In no case may the annual benefit payment exceed 100% of the annual retainer in effect and payable to the Director on the date of his or her retirement from the Board of Directors.

COMMITTEES

  The Board of Directors had standing Executive, Audit, Compensation, Finance and Nominating Committees during fiscal 1995, each of which is described below.

  The Executive Committee met four times during the fiscal year. The Committee is composed of Charles R. Walgreen III, Chairman; Theodore Dimitriou; Charles
D. Hunter; L. Daniel Jorndt; and John B. Schwemm. During intervals between meetings of the Board of Directors, the Executive Committee possesses such powers of the Board of Directors in the management of the business and affairs of the Company as may be delegated by the Board of Directors, subject to such limitations as may be imposed by law and the By-Laws of the Company.

  The Audit Committee met four times during the fiscal year. The Committee is composed of Theodore Dimitriou, Chairman; John B. Schwemm; and Marilou M. von Ferstel. The Committee's responsibilities include evaluation of significant matters relating to the audit and internal controls of the Company and review of the scope and results of audits by the independent auditors.

  The Compensation Committee met four times during the fiscal year. The Committee is composed of William H. Springer, Chairman; James J. Howard; and John B. Schwemm. The Committee reviews the Company's remuneration policies and practices, including executive salaries, compensation and other employee benefits; and administers the Company's Restricted Performance Share Plan, the 1982 Employees Stock Purchase Plan, the Executive Stock Option Plan, the 1986, 1988 and 1992 Executive Deferred Compensation/Capital Accumulation Plans and the Walgreen Co. Section 162(m) Deferred Compensation Plan.

  The Finance Committee met four times during the fiscal year. The Committee is composed of Charles D. Hunter, Chairman; L. Daniel Jorndt; Cordell Reed; and Charles R. Walgreen III. The Finance Committee reviews the financial requirements and practices of the Company and makes recommendations to the Board of Directors concerning such matters.

  The Nominating Committee met one time during the fiscal year. The Committee is composed of John B. Schwemm, Chairman; James J. Howard; and Marilou M. von Ferstel. The Nominating Committee develops general criteria regarding the qualifications and selection of board members and recommends candidates for election to the Board of Directors. The Nominating

Committee will consider persons recommended by shareholders for inclusion as nominees for election to the Board of Directors, if the names of such persons are submitted in writing in a timely manner to the Secretary of the Company. All recommendations should be accompanied by a complete statement of such person's qualifications and an indication of the person's willingness to serve.

           SECURITIES OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

  The following tabulation sets forth information as of November 13, 1995, concerning the ownership of Common Stock by each Director, each of the executive officers named in the Summary Compensation Table included in this Proxy Statement, and all Directors and executive officers as a group. Except as otherwise noted, the individual named possessed sole voting and investment power over such shares.

                                                 AMOUNT OF SHARES    PERCENT OF
NAME OF INDIVIDUAL                              BENEFICIALLY OWNED     CLASS
------------------                             --------------------- ----------
Charles R. Walgreen, III...................... 1,633,006(1)(2)(5)(9)    .6621
John R. Brown.................................   134,412(3)(5)(9)       .0546
Vernon A. Brunner.............................   183,378(4)(5)(9)       .0745
Theodore Dimitriou............................    12,000                .0049
James J. Howard...............................     6,683                .0027
Charles D. Hunter............................. 2,086,174(1)(5)(8)(9)    .8468
L. Daniel Jorndt..............................   352,272(5)(6)(9)       .1430
Glenn S. Kraiss...............................   143,796(5)(7)(9)       .0584
Cordell Reed..................................     2,400                .0010
John B. Schwemm...............................     8,000(10)            .0033
William H. Springer...........................     7,000                .0028
Marilou M. von Ferstel........................     5,000(11)            .0020
All Directors and executive officers as a
 group (22 individuals)....................... 5,535,412(5)(9)(12)     2.2320

--------
 (1) Included in the table for Mr. Hunter are 128,778 shares owned by four trusts for which he serves as a co-trustee. Mr. Hunter possesses shared voting power and investment power with others with respect to all of the shares held by such trusts. These shares are listed pursuant to the requirements of Section 13(d) of the Securities Exchange Act of 1934 and the definition of beneficial ownership therein. Mr. Hunter disclaims any beneficial interest in these shares. Mr. Walgreen III has shared beneficial interest in 19,368 shares owned by one of the trusts; these shares are also included in the table for Mr. Walgreen III.
     In addition, the table for Mr. Hunter contains 1,656,029 shares owned by nineteen other trusts for which he serves as co-trustee. These shares are also listed pursuant to the requirements of Section 13(d) of the Securities Exchange Act of 1934. Mr. Hunter disclaims any beneficial interest in these shares.
 (2) Does not include 2,524 shares owned by Mr. Walgreen III's wife, 33,268 shares held in trust for her benefit, and 73,936 shares owned by his son and other family members. These shares are noted pursuant to the requirements of Section 13(d) of the Securities Exchange Act of 1934 and the definition of beneficial ownership therein. Mr. Walgreen III disclaims any beneficial interest in these shares.
 (3) Does not include 934 shares owned by Mr. Brown's wife and 60,096 shares held in trust for her benefit. Mr. Brown disclaims any beneficial interest in such shares.
 (4) Does not include 6,500 shares owned by Mr. Brunner as custodian for his daughter and 1,000 shares owned by his daughter. These shares are noted pursuant to the requirements of Section 13(d) of the Securities Exchange Act of 1934 and the definition of beneficial ownership therein. Mr.
     Brunner disclaims any beneficial interest in them.

 (5) Includes shares granted pursuant to the Walgreen Restricted Performance Share Plan as follows: Mr. Walgreen III, 25,166 shares; Mr. Brown, 6,722 shares; Mr. Brunner, 9,216 shares; Mr. Hunter, 4,879 shares; Mr. Jorndt, 17,844 shares; Mr. Kraiss, 9,216 shares; all Directors and executive officers as a group, 120,272 shares. Each individual possesses sole voting power with respect to these shares.
 (6) Does not include 8,963 shares owned by Mr. Jorndt's child living at home, 29,406 shares owned by Mr. Jorndt's wife, and 5,502 shares owned by Mr. Jorndt's wife as custodian for one of their children. Mr. Jorndt has no voting or investment power with respect to such shares and disclaims any beneficial interest in them.
 (7) Does not include 4,112 shares owned by Mr. Kraiss' wife. Mr. Kraiss disclaims any beneficial interest in such shares.
 (8) Does not include 149,748 shares held in trust for the benefit of Mr. Hunter's wife. Mr. Hunter serves as a co-trustee for such trust and disclaims any beneficial interest in such shares.
 (9) Includes shares of stock which may be acquired within 60 days after November 13, 1995, by exercise of stock options as follows: Mr. Walgreen III, 516,356 shares; Mr. Brown, 101,108 shares; Mr. Brunner, 95,632 shares; Mr. Hunter, 220,646 shares; Mr. Jorndt, 235,022 shares; Mr. Kraiss, 128,564 shares; all Directors and executive officers as a group, 1,865,554 shares.
(10) Does not include 600 shares owned by Mr. Schwemm's wife. Mr. Schwemm disclaims any beneficial interest in these shares.
(11) Does not include 1,000 shares owned by Ms. von Ferstel's husband. Ms. von Ferstel disclaims any beneficial interest in these shares.
(12) Includes 52,737 shares held by family members of executive officers, the beneficial ownership of which has been disclaimed by such officers in reports filed with the Securities and Exchange Commission.

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who beneficially own more than ten percent (10%) of the Company's Common Stock, to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission. Based on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that all forms were filed in a timely manner during fiscal 1995, except that one purchase by Mr. Reed of 46 shares was inadvertently reported late.

                            EXECUTIVE COMPENSATION

                          SUMMARY COMPENSATION TABLE

  The following table summarizes the compensation of the Company's Chairman and Chief Executive Officer, as well as the five most highly compensated executive officers for the last three fiscal years.

                                      ANNUAL COMPENSATION                 LONG-TERM COMPENSATION
                              ------------------------------------ ------------------------------------
                                                                            AWARDS            PAYOUTS
                                                                   ------------------------- ----------
                                                           OTHER                  SECURITIES
                                                          ANNUAL     RESTRICTED   UNDERLYING             ALL OTHER
   NAME AND PRINCIPAL                                     COMPEN-      STOCK       OPTIONS      LTIP    COMPENSATION
        POSITION         YEAR SALARY ($)(1) BONUS ($)(1) SATION($) AWARD(S)($)(2)    (#)     PAYOUTS($)    ($)(3)
------------------------ ---- ------------- ------------ --------- -------------- ---------- ---------- ------------
Charles R. Walgreen III  1995    826,833      492,613     102,518     245,992      261,528        0       526,342
 Chairman of the Board
  and                    1994    770,000      360,489      95,988     134,780       58,648        0       412,866
 Chief Executive Officer 1993    710,000      373,410      61,532     185,773       54,722        0       446,140
L. Daniel Jorndt         1995    605,000      356,674      70,420     179,998      191,362        0       336,446
 President and Chief Op-
  erating                1994    558,333      258,423      39,201      97,537       42,442        0       233,542
 Officer                 1993    483,333      250,263      26,843     124,719       36,742        0       248,869
Charles D. Hunter(4)     1995    340,000      197,480      96,732      91,786      105,248        0       236,763
 Vice Chairman and Chief 1994    415,000      189,308      61,710      65,427       21,092        0       210,587
 Financial Officer       1993    385,000      196,838      44,510      90,757       19,804        0       224,698
Vernon A. Brunner        1995    338,750      193,516      13,313      89,096       78,936        0       191,519
 Executive Vice Presi-
  dent                   1994    321,667      144,303      19,946      49,449       15,948        0       157,486
                         1993    301,667      151,563      12,157      69,267       15,114        0       164,334
Glenn S. Kraiss          1995    338,750      193,516      17,049      89,096       78,936        0       224,991
 Executive Vice Presi-
  dent                   1994    321,667      144,303      21,271      49,449       15,948        0       164,950
                         1993    301,667      151,563      13,024      69,267       15,114        0       171,169
John R. Brown            1995    272,000      152,612      52,296      64,790       43,056        0       155,711
 Senior Vice President   1994    257,500      113,362      27,929      36,154        9,838        0       130,717
                         1993    242,500      119,418      19,997      50,924        9,380        0       134,997

--------
(1) Includes amounts earned in fiscal year, whether or not deferred.
(2) All restricted shares reflected in this column were granted as a result of the attainment of performance goals under the Restricted Performance Share Plan (a description of the Plan and the performance measures are provided in the Compensation Committee Report on Executive Compensation). Fifty percent of the award earned in 1995 is payable in cash (reflected in the All Other Compensation column), and the remaining fifty percent is payable in restricted shares. Except for the awards to Mr. Hunter, both the cash and stock awards vest in equal amounts over a four-year period. The cash and stock awards to Mr. Hunter vested on the date of grant due to his retirement on June 7, 1995. The total number of restricted shares and their aggregate market value at August 31, 1995: Mr. Walgreen III held 25,166 shares valued at $616,567; Mr. Jorndt held 17,844 shares valued at $437,178; Mr. Hunter held 4,879 shares valued at $119,536; Mr. Brunner held 9,216 shares valued at $225,792; Mr. Kraiss held 9,216 shares valued at $225,792; and Mr. Brown held 6,722 shares valued at $164,689. The aggregate market value is based on the fair market value of Common Stock as of August 31, 1995 of $24.50. Dividends are paid on the restricted shares in the same amount and at the same time as dividends paid to all other owners of Common Stock.

(3) Detail of the amounts reported in the "All Other Compensation" column for 1995 is provided in the table below. Split-dollar life insurance represents the actuarial value of the benefit to the executive of the current year's insurance premium paid by the Company in excess of that required to fund the death benefit under the policy. Cumulative net life insurance premiums paid are recovered by the Company at the later of retirement or 13 years.

                               MR.      MR.      MR.      MR.      MR.      MR.
   ITEM                      WALGREEN  JORNDT   HUNTER  BRUNNER   KRAISS   BROWN
   ----                      -------- -------- -------- -------- -------- --------
   Split-Dollar Life Insur-
    ance...................  $ 83,577 $ 49,609 $ 30,904 $ 26,944 $ 53,749 $ 27,047
   Above-Market Interest
    Earned on Deferred Com-
    pensation..............    68,157   22,664   49,079   25,643   33,045   24,793
   Profit-Sharing Retire-
    ment Plan..............     5,821    5,821    5,821    5,821    5,821    5,821
   Profit-Sharing Restora-
    tion Plan..............   122,779   78,350   59,145   44,007   43,272   33,240
   Restricted Performance
    Share Plan Cash Award..   246,008  180,002   91,814   89,104   89,104   64,810
                             -------- -------- -------- -------- -------- --------
      Total................  $526,342 $336,446 $236,763 $191,519 $224,991 $155,711
                             ======== ======== ======== ======== ======== ========

(4) Mr. Hunter retired on June 7, 1995.

                       OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth certain information regarding non-qualified stock options granted to the named executive officers during the Company's last fiscal year.

                                         INDIVIDUAL GRANTS
----------------------------------------------------------------------------------------------------
                          SECURITIES
                          UNDERLYING
                           OPTIONS     % OF TOTAL OPTIONS GRANTED   EXERCISE OR BASE                     GRANT DATE
NAME                      GRANTED(#) TO EMPLOYEES IN FISCAL YEAR(1) PRICE ($/SH)(2)  EXPIRATION DATE PRESENT VALUE($)(3)
----                      ---------- ------------------------------ ---------------- --------------- -------------------
Charles R. Walgreen III.    87,176                4.12                  18.8125         09/01/04           591,925
                            87,176                4.12                  18.8125         09/01/04           591,925
                            87,176                4.12                  18.8125         09/01/04           591,925
L. Daniel Jorndt........    63,786                3.02                  18.8125         09/01/04           433,107
                            63,788                3.02                  18.8125         09/01/04           433,121
                            63,788                3.02                  18.8125         09/01/04           433,121
Charles D. Hunter.......    35,082                1.66                  18.8125         06/07/00           200,283
                            35,082                1.66                  18.8125         06/07/00           200,283
                            35,084                1.66                  18.8125         06/07/00           200,295
Vernon A. Brunner.......    26,312                1.24                  18.8125         09/01/04           178,658
                            26,312                1.24                  18.8125         09/01/04           178,658
                            26,312                1.24                  18.8125         09/01/04           178,658
Glenn S. Kraiss.........    26,312                1.24                  18.8125         09/01/04           178,658
                            26,312                1.24                  18.8125         09/01/04           178,658
                            26,312                1.24                  18.8125         09/01/04           178,658
John R. Brown...........    14,352                0.68                  18.8125         09/01/04            97,450
                            14,352                0.68                  18.8125         09/01/04            97,450
                            14,352                0.68                  18.8125         09/01/04            97,450

--------
(1) Based on 2,114,590 options granted to all employees.
(2) Fair market value on the date of grant. For the first grant shown for each executive, the options became exercisable on May 17, 1995. For the second grant shown for each executive, the options are exercisable on September 1, 1999 or when the price of the Company's Common Stock closes at or above $27.50 a share for 90 consecutive trading days, whichever occurs first. For the third grant shown for each executive except Mr. Hunter, the options are exercisable on September 1, 2001 or when the price of the Company's Common Stock closes at or above $32.50/share for 90 consecutive trading days, whichever occurs first. For the third grant shown for Mr. Hunter, the options are exercisable if the Company's Common Stock closes at or above $32.50/share for 90 consecutive trading days prior to their expiration date. All numbers have been adjusted to reflect a two-for-one stock split on July 24, 1995.
(3) Present value was determined under the Black-Scholes option pricing model based on the following assumptions: volatility of 22.2897%, representing the annual variance in the daily percentage change in the price of the Company's Common Stock over a two-year period prior to the date of grant; a risk-free interest rate of 7.03% (for Mr. Hunter, 6.83%); an average expected term of eight years (for Mr. Hunter, five and three quarter years); and a dividend yield of 1.81%. The Company's use of this model in accordance with rules adopted by the Securities and Exchange Commission does not constitute an endorsement of the model nor an acknowledgement that such model can accurately determine the value of options. The ultimate realizable value of an option will depend on the market value of the Company's Common Stock on the date of exercise as compared to the exercise price of the option.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

  The following table provides information regarding stock option exercises by the named executive officers during fiscal 1995, as well as the assumed value at August 31, 1995, of unexercised options held by such officers.

                                                         NUMBER OF
                                                        SECURITIES                             VALUE OF
                                                        UNDERLYING                     UNEXERCISED IN-THE-MONEY
                                                        UNEXERCISED                           OPTIONS AT
                            SHARES            OPTIONS AT FISCAL YEAR-END (#)             FISCAL YEAR-END($)(1)
                          ACQUIRED ON    VALUE    ----------------------------------   -------------------------
NAME                      EXERCISE(#) REALIZED($)  EXERCISABLE       UNEXERCISABLE     EXERCISABLE UNEXERCISABLE
----                      ----------- ----------- ---------------   ----------------   ----------- -------------
Charles R. Walgreen III.         0            0             461,634            287,722  5,415,126    1,579,243
L. Daniel Jorndt........         0            0             198,280            206,760  1,972,976    1,135,643
Charles D. Hunter.......         0            0             200,842            111,062  2,438,237      611,056
Vernon A. Brunner.......         0            0              80,518             83,686    717,717      460,329
Glenn S. Kraiss.........    20,000      307,500             113,450             83,686  1,250,804      460,329
John R. Brown...........         0            0              91,728             47,922  1,134,398      262,890

--------
(1) Based on the fair market value of Company stock as of August 31, 1995, of $24.50. All numbers have been adjusted to reflect a two-for-one stock split on July 24, 1995.

EMPLOYMENT AGREEMENTS

  The Company has employment agreements (the "Agreements") with the executive officers named in the Summary Compensation Table (excluding Mr. Hunter, who retired on June 7, 1995) and other key employees of the Company which become effective only upon a Change of Control (as defined in the Agreements).

  In the event that an employee is dismissed without Cause or resigns for Good Reason (as such terms are defined in the Agreements), he will be entitled to all accrued but unpaid compensation and benefits and a lump sum cash payment consisting of the employee's base salary through the Date of Termination, a proportionate bonus based upon the employee's annual bonus pursuant to the Management Incentive Plan for the last three fiscal years, the sum of the base salary plus bonus that the employee would be entitled to for the remainder of the Employment Period under the

Agreement, unpaid deferred compensation and vacation pay, and the difference between the actuarial equivalent of the retirement benefit the employee would receive if the employee remained employed for the Employment Period and the actuarial equivalent of the employee's actual retirement benefits. In addition, for the remainder of the Employment Period, the employee is entitled to continued employee welfare benefits. The termination of employment of any of these individuals during the thirty-day period following the first anniversary of the Effective Date shall be deemed to be for Good Reason.

  The Agreements between the Company and Messrs. Walgreen III and Jorndt also provide that, in addition to the three-year term of employment described therein, upon termination of their employment, the Company will enter into consulting agreements, consistent with the Company's past practice, providing each of these individuals with one year's base salary over a three-year term for consulting services.

  The Compensation Committee Report on Executive Compensation and the performance graph which follow shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such Report and graph by specific reference.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  This report describes the Company's executive compensation program and the basis on which fiscal year 1995 compensation determinations were made by the Committee with respect to the executive officers of the Company, including the Chief Executive Officer and the other executive officers named in the compensation tables in this proxy statement. The Committee establishes all components of executive pay and recommends or reports its decisions to the Board of Directors for approval.

  To ensure the program is administered in an objective manner, the Committee is comprised entirely of independent directors. Further, Committee members have no "interlocking" relationships as defined by the Securities and Exchange Commission.

  The duties of the Committee include recommending to the Board of Directors the base salary levels for all executive officers as well as the design of awards in connection with all other elements of the executive pay program. The Committee further evaluates executive performance and addresses other matters related to executive compensation.

COMPENSATION POLICY AND OVERALL OBJECTIVES

  In developing recommendations regarding the amount and composition of executive compensation, the Committee's goal is to provide a compensation package that will enable the Company to attract and retain talented executives, reward outstanding performance and link the interests of the Company's executives to the interests of the Company's shareholders. In determining actual compensation levels, the Committee considers all elements of the program in total rather than any one element in isolation.

  The Committee members believe that each element of the compensation program should target compensation levels at rates that take into account current market practices. Offering market-comparable pay opportunities allows the Company to maintain a stable, successful management team.

  Competitive market data is provided by an outside compensation consultant. The data provided compares the Company's compensation practices to those of a group of comparator companies. The Company's market for compensation comparison purposes is comprised of a group of companies that have business operations in the retail drug industry, as well as companies having operations within broader retail and wholesale industries. In addition, the Committee considers companies which have similar sales volumes, market capitalizations and employment levels.

  In establishing a comparator group for compensation purposes, the Committee neither bases its decisions on quantitative relative weights of various factors, nor follows mathematical formulae. Rather, the Committee exercises its discretion and makes its judgment after considering the factors described above.

  The companies chosen for the comparator group used for compensation purposes are not the same companies which comprise the peer group index in the Performance Graph included in this proxy statement. The Committee believes that the Company's most direct competitors for executive talent are not necessarily the companies that would be included in a peer group established for comparing shareholder returns.

  The key elements of the Company's executive compensation are base salary, annual bonuses, and long-term incentives. Each of these is addressed separately below. In determining compensation, the Committee considers all elements of an executive's total compensation package, including severance plans, insurance, and other benefits.

  Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to a company's Chief Executive Officer and its four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. It is the Committee's objective to maximize deductibility under Section 162(m) with minimal sacrifices in flexibility and corporate objectives. Accordingly, with respect to compensation payable to an applicable executive officer which would otherwise be nondeductible, it is the Company's policy that such amounts be deferred until the limitation on deductibility no longer applies with respect to such person.

BASE SALARIES

  The Committee regularly reviews each executive's base salary. The base salary ranges of the Company's executives are targeted at approximately the 50th percentile of the base pay ranges of similarly positioned executives in the group of comparator companies selected for compensation comparison purposes.

  Base salaries for executives are initially determined by evaluating executives' levels of responsibility, prior experience, breadth of knowledge, internal equity issues, and external pay practices. Increases to base salaries are driven primarily by performance, evaluated based on sustained levels of contribution to the Company.

  The factors impacting base salary levels are not independently assigned specific weights. Rather, the Committee reviews all of the factors, and makes base pay recommendations which reflect the Committee's analysis of the aggregate impact of these factors. Overall, executive salaries were increased at rates comparable to the increases provided at other similarly situated companies and are near or at market levels.

  As reflected in the Summary Compensation Table, Mr. Walgreen's salary was increased in 1995 by $56,833 (7.38%). In determining Mr. Walgreen's base salary for 1995, the Committee considered the Company's financial performance for the prior year and over an extended period of time, Mr. Walgreen's individual performance, and his long-term contributions to the success of the Company. The Committee also compared Mr. Walgreen's base salary and total compensation to the base salaries and total compensation of chief executive officers at comparator companies.

ANNUAL BONUSES

  The Walgreen Management Incentive Plan (the "Annual Plan") promotes the Company's pay-for-performance philosophy by providing executives and other employees with direct financial incentives in the form of annual cash bonuses to achieve performance goals tied to return on invested capital.

  Annual bonus opportunities allow the Company to communicate specific goals that are of primary importance during the coming year and motivate executives to achieve these goals. The Annual Plan emphasizes team performance by establishing a bonus pool covering all plan participants and by maintaining terms which are consistent for all participants.

  Each year, the Committee establishes specific goals, the achievement of which will determine the funding of the bonus pool. In turn, the size of the bonus pool will determine the amount of the relative awards to participants. Accordingly, executives' opportunities to earn bonuses correspond to the degree to which the preestablished goals are achieved.

  Target bonus awards for the named executive officers are established at levels approximating the 50th percentile of marketplace practices for executive positions. Actual payouts can rise above or fall below the targeted levels, depending upon performance relative to the preestablished performance objectives. In 1995, Mr. Walgreen's bonus represented 59.58% of his salary. This resulted in a bonus award under the Annual Plan of $492,613.

LONG-TERM INCENTIVES

  Long-term incentives are provided pursuant to the Restricted Performance Share Plan and the Executive Stock Option Plan.

  In keeping with the Company's commitment to provide a total compensation package which includes at-risk components of pay, the Committee makes annual decisions regarding appropriate long-term incentive grants for each executive. When determining these awards, the Committee considers the Company's financial performance in the prior year, executives' levels of responsibility, prior experience, historical award data, and compensation practices at comparator companies. In determining award sizes, the Committee does not assign specific weights to these factors. Rather, the factors are evaluated on an aggregate basis.

  RESTRICTED PERFORMANCE SHARE PLAN: The Plan provides for contingent grants of restricted Common Stock and restricted cash at the beginning of one-year performance periods. The participants, the amounts of the grants to each, the performance requirements for each period, and the restrictions, are determined by the Compensation Committee upon recommendation of the Chief Executive Officer, except that the Chief Executive Officer does not make any recommendations with respect to grants to be awarded to him.

  The performance requirements are annual FIFO earnings goals, subject to a minimum return on invested capital. The degree to which the goals are met determines the amount of the contingent grant that is earned, if any. The restricted Common Stock and restricted cash awards earned for the performance period ended August 31 of each fiscal year are restricted for a period of four years, with the restrictions lapsing at the rate of 25% per year.

  Based on the achievement of results which exceeded the annual FIFO earnings goals and met the Company's return on invested capital standard, Mr. Walgreen was granted 13,076 restricted performance shares for fiscal 1995. This grant was above the target grant for the 1995 fiscal year to reflect the performance level achieved. The target grant level was established in furtherance of the overall objectives detailed above and by comparison to similar grants to chief executive officers at comparator companies.

  EXECUTIVE STOCK OPTION PLAN: Stock options are granted periodically, at the discretion of the Committee, to the Company's executives, to enhance the link between shareholder value creation and executive pay. Grant levels are coordinated with those under the Restricted Performance Share Plan, in order to maintain competitive levels of long-term incentive pay under the Company's long-term compensation programs.

  Stock options are granted at an option price not less than the fair market value of the Company's Common Stock on the date of grant. Accordingly, stock options have value only if the stock price appreciates following the date the options are granted. Further, stock options granted in fiscal 1995 and reflected in the Summary Compensation Table are subject to a tiered vesting period contingent on the market price of Company Stock. This design focuses executives on the creation of shareholder value over the long term and encourages equity ownership in the Company.

  In fiscal 1995, Mr. Walgreen received options to purchase 261,528 shares (adjusted to reflect a two-for-one stock split on July 24, 1995) at the fair market value of shares on the date of grant. This grant was made after the Committee's review of a report prepared by its outside compensation consultants. That report concluded that the stock options previously granted to Mr. Walgreen were below the competitive median of comparator companies. The Committee believes that this increased equity interest provides a strong link to the interests of shareholders.

                                          William H. Springer, Chairman
                                          James J. Howard
                                          John B. Schwemm

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

  The following graph compares the five-year cumulative total return of the Company's Common Stock with the Value Line Drug Store Industry Peer Group and the S&P 500 Stock Index. The graph assumes a $100 investment made September 1, 1990, and the reinvestment of all dividends.

                            [COMPARISON GRAPH LOGO]

                                         DOLLAR VALUE OF INVESTMENT AT AUGUST 31
                                         ---------------------------------------
                                    1990  1991    1992    1993    1994    1995
                                    ---- ------- ------- ------- ------- -------
Walgreen Co. Common................ $100    $153    $173    $178    $176    $233
Peer Group......................... $100    $146    $153    $149    $158    $208
S & P 500.......................... $100    $127    $137    $158    $166    $202

                      APPOINTMENT OF INDEPENDENT AUDITORS

  Arthur Andersen LLP has been appointed to serve as the independent auditors for the Company and its subsidiary corporations for the fiscal year ending August 31, 1996. The appointment is being submitted to the shareholders for ratification. This firm has served as the independent auditors for the Company since 1924. Representatives of the firm are expected to be present at the Annual Meeting to respond to shareholders' questions and to have the opportunity to make any statements they consider appropriate. In the event the shareholders do not ratify the appointment of Arthur Andersen LLP, the selection of an independent auditor will be determined by the Audit Committee and the Board of Directors after careful consideration of any information submitted by the shareholders.

  During fiscal year 1995, the Audit Committee reviewed and approved in advance or ratified the scope of all of Arthur Andersen LLP's professional services rendered to the Company and related entities.

                 SHAREHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

  Shareholders may submit proposals appropriate for shareholder action at the Company's Annual Meeting consistent with the regulations of the Securities and Exchange Commission. For proposals to be considered for inclusion in the Proxy Statement for the 1997 Annual Meeting they must be received by the Company no later than July 24, 1996. Such proposals should be directed to Walgreen Co.,
Attention: Secretary, 200 Wilmot Road, Deerfield, Illinois 60015.

                                     By order of the Board of Directors.


                                     [SIGNATURE JULIAN A. OETTINGER LOGO]
                                               Julian A. Oettinger
                                                   Secretary

  THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS SOLICITED, AND TO EACH PERSON REPRESENTING THAT AS OF THE RECORD DATE FOR THE MEETING HE OR SHE WAS A BENEFICIAL OWNER OF SHARES ENTITLED TO BE VOTED AT THE MEETING, ON WRITTEN REQUEST, A COPY OF THE COMPANY'S 1995 ANNUAL REPORT ON FORM 10-K TO THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO. SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO WALGREEN CO., ATTENTION: MR. W. LYNN EARNEST, TREASURER, 200 WILMOT ROAD, DEERFIELD, ILLINOIS 60015.

    ---                                                                  ---


PROXY                                                                      PROXY

                              [WALGREEN CO. LOGO]

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

 The undersigned hereby appoints CHARLES R. WALGREEN III, L. DANIEL JORNDT and CHARLES D. HUNTER, or any of them, with full power of substitution, as attorneys and proxies to vote all shares of common stock which the undersigned is entitled to vote, with all powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of WALGREEN CO. (and any adjournment thereof) to be held at the Arthur Rubloff Auditorium of the Art Institute of Chicago, Michigan Avenue and Adams Street, Chicago, Illinois, on Wednesday, January 10, 1996, upon the matters referred to on the reverse side and, in their discretion, upon such other matters as may properly come before the meeting.

NOMINEES:

Charles R. Walgreen III, Theodore Dimitriou, James J. Howard, Charles D. Hunter, L. Daniel Jorndt, Cordell Reed, John B. Schwemm, William H. Springer, Marilou M. von Ferstel.

 This proxy when properly executed will be voted as directed. If no direction is specified this proxy will be voted FOR election of directors and FOR ratification of Arthur Andersen LLP as auditors.

 PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.

                 (Continued and to be signed on reverse side.)


    ---                                                                  ---
--------------------------------------------------------------------------------

                             . DETACH PROXY CARD .


                               [WALGREENS LOGO]


                         ANNUAL MEETING OF SHAREHOLDERS
                          Wednesday, January 10, 1996
                         2:00 PM Central Standard Time
           Arthur Rubloff Auditorium of the Art Institute of Chicago
                         Michigan Avenue & Adams Street
                               Chicago, Illinois

         ---                                                          ---
                     WALGREEN CO.
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [X]
                                                    --------------------


1. Election of Directors
   Nominees: Charles R. Walgreen III, Theodore Dimitriou, James J. Howard, Charles D. Hunter, L. Daniel Jorndt, Cordell Reed, John B. Schwemm, William
   H. Springer, Marilou M. von Ferstel.


   -----------------------------------
   *(Except nominee(s) written above.)

                                                     For All
                       For         Withheld          Except*
                       [_]            [_]              [_]

2. Ratification of the appointment of Arthur Andersen LLP as auditors.

                       For          Against          Abstain
                       [_]            [_]              [_]

3. In their discretion, the Proxies are authorized to vote on such other matters as may properly come before the meeting.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS (1) AND (2).

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS SPECIFIED THIS PROXY WILL BE VOTED FOR ELECTION OF DIRECTORS AND FOR RATIFICATION OF ARTHUR ANDERSEN LLP AS AUDITORS.

                                       The signatory hereby acknowledges receipt of the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement.


                                                 Dated: _______________________

                                       Signature(s)____________________________

                                       ________________________________________
                                       PLEASE SIGN EXACTLY AS YOUR NAME APPEARS.
                                       JOINT OWNERS SHOULD EACH SIGN. WHERE
                                       APPLICABLE, INDICATE YOUR OFFICIAL
                                       POSITION OR REPRESENTATION CAPACITY.

         ---                                                          ---
--------------------------------------------------------------------------------

   PLEASE SIGN AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.
          ----

                            [PROXY CARD ARROW LOGO]


To Our Shareholders:

     Whether or not you are able to attend the Annual Meeting of Shareholders, it is important that your shares be represented no matter how many shares you own. Accordingly, please complete and sign the proxy card printed above, tear at the perforation, and mail in the enclosed postage paid envelope addressed to Walgreen Co. c/o Harris Trust and Savings Bank.